ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC

Exhibit 99.1

May 26, 2022

Michael Iskra

Re: Option Agreement Amendment

Dear Michael:

Reference is made to those certain Option Agreement and Grant Notices (“Option Agreements”) between you and the Company, pursuant to which you were granted share options (“Options”) under the Company’s 2014 Equity Incentive Plan (the “2014 Plan” and, together with the 2021 Plan, the “Plans”). Capitalized terms not otherwise defined herein have the meaning set forth in the Option Agreements or the Plans, as applicable.

In the event the Transaction Closing (as defined below) does not occur for any reason, this letter shall be null and void ab initio and shall have no force or effect.

Notwithstanding the terms of the Option Agreements, this letter hereby amends the vesting terms of the Options as follows:

•
All unvested Options (regardless of whether designated as Time Options or Performance Options) will vest in full on July 1, 2022 (or, if later, the date of the Transaction Closing) (the “Option Vesting Date”), subject to your remaining continuously employed by the Company or its Affiliates (or, following the Transaction Closing, Coronado Topco, Inc. (“Topco”) or its Affiliates) without experiencing a Termination of Service through the Option Vesting Date. Your unvested options that accelerate in accordance with the foregoing shall expire on the two-year anniversary of the Closing Date, subject to earlier termination or expiration in connection with your Termination of Service in accordance with the terms of the Option Agreements. The Options shall also remain subject to the adjustment and termination provisions of the 2014 Plan.
•
In the event of your Termination of Service (as defined in the 2021 Plan) by the Company without Cause (as defined in the 2021 Plan), then all then-unvested Options (regardless of whether designated as Time Options or Performance Options) shall immediately vest as of the date of such qualifying Termination of Service.
•
Notwithstanding any provision in the 2014 Plan to the contrary, Section 10(l) of the 2014 Plan shall not apply to any Award you hold thereunder without your written consent.

For purposes of this letter, the term “Transaction Closing” shall mean the consummation of the transactions contemplated by that certain Business Combination Agreement by and among Quidel Corporation, Topco, the Company, Laguna Merger Sub, Inc., Orca Holdco, Inc. and Orca Holdco 2, Inc. dated as of December 22, 2021 (the “BCA”)

In connection with the transactions contemplated by the BCA and in consideration for the amendments to the Option Agreement and for the confidential information to be provided to you by the Company and the other parties to the BCA, you agree to that (A) you shall continue to be subject to the covenants and obligations set forth in that certain Employee Secrecy, Intellectual Property, Non-Competition and Non-Solicitation Agreement entered into between you and the Company as of August 14, 2015 (the “Non-Compete Agreement”) for a period of twelve months following your Termination of Service and (B) for purposes of the Non-Compete Agreement, from and after the Transaction Closing, the “Company” (as defined in the Non-Compete Agreement) shall be deemed to include Topco and all of its direct and indirect majority-owned subsidiaries and their respective successors and assigns (which for the avoidance of doubt, includes, following the Transaction Closing, Quidel Corporation).

Except as described above, all other terms and conditions of the Restricted Stock Unit Agreement, the Option Agreement and the Non-Compete Agreement remain unchanged. This letter, the Plans, the Option Agreement and the Non-Compete Agreement (each such agreement as modified by this letter) constitute the entire agreement between you and the Company regarding the Option Agreement, and supersede in their entirety all prior undertakings and agreements between you and the Company regarding the Option Agreement.

To accept the amendment to the Option Agreement and the Non-Compete Agreement as described in this letter, please sign and date this letter where indicated below and return a copy to the Company.

If you have any questions, please do not hesitate to contact me.

Sincerely,

Ortho Clinical Diagnostics Holdings plc

/s/ Michael A. Schlesinger

Michael A. Schlesinger

EVP, General Counsel & Secretary

Agreed and Accepted:

/s/ Michael Iskra

_____________________________

Michael Iskra

Date: May 26, 2022